Exhibit 3.05

FIRST AMENDMENT TO

AMENDED AND RESTATED CODE OF REGULATIONS OF

STATE AUTO FINANCIAL CORPORATION

§1.3    Place of Meetings.    All meetings of shareholders shall be held at such place or places, within or without the State of Ohio, as may be fixed by the board of directors or, if not so fixed, as shall be specified in the notice of the meeting. The board of directors may determine that the meeting shall not be held at any physical place, but instead may be held solely by means of communications equipment as authorized by Ohio law.

§1.4    Notice of Meetings.    Every shareholder shall furnish the secretary of the Corporation with an address at which notices of meetings and all other corporate notices may be served on or mailed to him. Except as otherwise expressly required by law, notice of each shareholders’ meeting, whether annual or special, shall, not more than 60 days and at least 7 days before the date specified for the meeting, be given by the chairman, president, or secretary or, in case of their refusal or failure to do so, by the person or persons entitled to call such meeting, to each shareholder entitled to notice of the meeting, by delivering a written or printed notice to him personally or by mailing the notice in a postage-prepaid envelope addressed to him at his address furnished by him as above provided, or, if he shall not have furnished such address, at his post office address last known to the sender. If sent by another means of communication authorized by the shareholder, the notice shall be sent to the address furnished by the shareholder for those transmissions, and notice shall be deemed to have been given on the date sent. Except when expressly required by law, no publication of any notice of a shareholders’ meeting shall be required. If shares are transferred after notice has been given, notice need not be given to the transferee. A record date may be fixed for determining the shareholders entitled to notice of any meeting of shareholders, in accordance with the provisions of §1.12. Every notice of a shareholders’ meeting, besides stating the time and place of the meeting, shall state briefly the purposes of the meeting as may be specified by the person or persons requesting or calling the meeting. Notice of the adjournment of a meeting need not be given if the time and place to which it is adjourned are fixed and announced at the meeting.

§1.6    Quorum.    The holders of shares entitling them to exercise a majority of the voting power of the Corporation entitled to vote at a meeting, present in person, or by proxy, or by the use of communications equipment, shall constitute a quorum for the transaction of business, except when a greater number is required by law, the articles of incorporation, or these regulations. In the absence of a quorum at any meeting or any adjournment of the meeting, the holders of shares entitling them to exercise a majority of the voting power of the shareholders present in person or by proxy and entitled to vote may adjourn the meeting from time to time. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

§1.14    Action in Writing in Lieu of Meeting.    Any action which may be authorized or be taken at a meeting of the shareholders, may be authorized or taken without a meeting with the affirmative vote or approval of, and in a writing or writings signed by, all the shareholders who would be entitled to notice of a meeting of the shareholders held for that purpose. A telegram, cablegram, electronic mail, or an electronic or other transmission capable of authentication that appears to have been sent by a shareholder and that contains an affirmative vote or approval of that shareholder is a signed writing for the purposes of this section, and the date on which it is sent is the date that is deemed to be signed.

§1.15    Notice of Business.    At any meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. For business to be properly brought before the meeting, such business must be requested (a) by or at the direction of the board of directors, or (b) by a shareholder of the Corporation who is a shareholder of record at the time of the giving of the notice provided for in this §1.15, who shall be entitled to vote at such meeting and who complies with the notice procedures set forth in this §1.15.

In order for business to be properly brought before a meeting of shareholders by a shareholder, the shareholder must give timely notice in writing to the secretary of the Corporation. For these purposes, business includes a proposal to nominate and elect directors other than those proposed by the board of directors or a committee designated by the board of directors.

To be considered timely, a shareholder’s notice must be delivered either in person or by United States certified mail, postage prepaid, and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that notice or public disclosure of the date of the meeting is given or made by the Corporation at least 75 days prior to the meeting, notice by the shareholder, to be timely, must be received by the Corporation no later than the close of business on the 10th day following the day on which such notice or public disclosure of the date of the meeting was given or made by the Corporation.

A shareholder’s notice to the secretary shall set forth (i) a description in reasonable detail of the business desired to be brought before the meeting and reasons for conducting such business at the meeting, including the complete text of any resolutions to be presented at the meeting, (ii) the name and address, as they appear on the Corporation’s books, of the shareholder proposing such business, (iii) the class and number of shares of the Corporation beneficially owned and of record by such shareholder, (iv) the name in which such shares are registered on the books of the Corporation, (v) a representation that the shareholder intends to appear at the meeting in person or by proxy to submit the business specified in such notice, and (vi) any material interest of the shareholder in the business to be submitted. In addition, the shareholder making such proposal shall promptly provide any other information reasonably requested by the Corporation.

In addition to the information required above to be given by a shareholder who intends to submit business at a meeting of shareholders, if the business to be submitted is the nomination of a person or persons for election to the board of directors, then such shareholder’s notice to the secretary shall also set forth, as to each person whom the shareholder proposes to nominate for election as a director, (a) the name, age, business address and, if known, residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of the Corporation which are beneficially owned by such person, (d) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended, (e) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected and (f) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder.

The secretary of the Corporation shall deliver any shareholder proposals and nominations received in a timely manner for review by the board of directors or a committee designated by the board of directors.

Notwithstanding the foregoing provisions of this §1.15, a shareholder who seeks to have any proposal included in the Corporation’s proxy statement must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

The determination of whether any business sought to be brought before any meeting of the shareholders is properly brought before such meeting in accordance with this §1.15 will be made by the presiding officer of such meeting. If the presiding officer determines that any business is not properly brought before such meeting, he or she will so declare to the meeting and any such business will not be conducted or considered.

§2.9    Place of Meetings.    Meetings of the board shall be held at such place or places, within or without the State of Ohio, as may from time to time be fixed by the board of directors or as shall be specified or fixed in the notice of the meeting. The board of directors may determine that the meeting shall not be held at any physical place, but instead may be held solely by means of communications equipment as authorized by Ohio law.

§2.12    Notices of Meetings.    Every director shall furnish the secretary of the Corporation with an address at which notices of meetings and all other corporate notices may be served on or mailed to him. Unless waived before, at, or after the meeting as hereinafter provided, notice of each board meeting shall be given by the chairman, the president, the secretary, an assistant secretary, or the persons calling such meeting, to each director in any of the following ways:

(a) By orally informing him of the meeting in person or by telephone not later than two days before the date of the meeting.

(b) By delivering written notice to him not later than two days before the date of the meeting.

(c) By mailing written notice to him, or by sending notice to him by telegram, cablegram, or radiogram, postage or other costs prepaid, addressed to him at the address furnished by him to the secretary of the Corporation, or to such other address as the person sending the notice shall know to be correct. Such notice shall be posted or dispatched a sufficient length of time before the meeting so that in the ordinary course of the mail or the transmission of telegrams, cablegrams, or radiograms, delivery would normally be made to him not later than two days before the date of the meeting.

(d) By telegram, cablegram, electronic mail or any other means of communication authorized by the directors.

Unless otherwise required by the articles of incorporation, this code of regulations, or the laws of the State of Ohio, the notice of any meeting need not specify the purposes of the meeting. Notice of any meeting of the board may be waived by any director, either before, at, or after the meeting, in writing, or by telegram, cablegram, or radiogram. In addition, notice of a meeting will be deemed to have been waived by any director who attends the meeting and who does not, before or at the commencement of the meeting, protest the lack of proper notice.

§2.16    Action in Writing in Lieu of Meeting.    Any action which may be authorized or taken at a meeting of the directors may be authorized or taken without a meeting with the affirmative vote or approval of, and in a writing or writings signed by, all the directors. A telegram, cablegram, electronic mail, or an electronic or other transmission capable of authentication that appears to have been sent by a director and that contains an affirmative vote or approval of that director is a signed writing for the purposes of this section, and the date on which it is sent is the date that is deemed to be signed.

§4.3    Regulations; Uncertificated Shares.    The board of directors may make such rules and regulations as it may deem expedient or advisable, not inconsistent with these regulations, concerning the issue, transfer, and registration of certificates for shares. It may appoint one or more transfer agents or one or more registrars, or both, and may require all certificates for shares to bear the signature of either or both. The board may provide by resolution that some or all of any or all classes and series of shares of the Corporation shall be uncertificated shares, provided that the resolution shall not apply to shares represented by a certificate until the certificate is surrendered to the Corporation and that the resolution shall not apply to a certificated security issued in exchange for an uncertificated security. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner of the shares a written notice containing the information required to be set forth or stated on certificates in accordance with Ohio law. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing shares of the same class and series shall be identical.

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